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                                 EXHIBIT 99.1


FILM ROMAN TERMINATES AGREEMENT WITH PENTAMEDIA AFTER PENTAMEDIA'S SECOND BREACH

North Hollywood, CA -- May 18, 2001 -- Film Roman, Inc. (OTCBB: ROMN), the leading independent television production company best known for animation, announced today that it has formally notified Pentamedia Graphics, Ltd. that Pentamedia was in material breach of the Stock Purchase Agreement signed January 31, 2001 and the Memorandum of Understanding between the two companies signed on April 24, 2001. Film Roman has terminated the transaction between the parties in light of Pentamedia's inability to cure a material breach.

Under the Stock Purchase Agreement, Pentamedia was to acquire a 60% stake in Film Roman through the purchase of newly issued common stock of Film Roman in exchange for $15,000,000. Under the original terms of the Agreement, Pentamedia was required to make its payment on March 26, 2001. However, at Pentamedia's request, Film Roman extended the payment date from the original date until April 13, 2001. Pentamedia failed to make such payment on April 13, 2001 and Film Roman extended the date to cure the payment breach until April 28, 2001. Pentamedia failed to make the purchase price payment on such date.

The companies then entered into an amendatory Memorandum of Understanding on April 24, 2001. However, Pentamedia has recently indicated that it is unwilling or unable to adhere to a key component of the new understanding, providing an acceptable guarantee of payment of the agreed upon purchase price. Film Roman has terminated the transaction between the companies and intends to pursue all legal remedies available to it.

The Company is now prepared to seek other strategic alliances and financing sources that it was not free to pursue under the restrictions imposed by the Stock Purchase Agreement.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December 31, 2000 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.

Press Contacts:

Alan Amman/ Tracy Mlakar
mPRm Public Relations
323-933-3399
aamman@mprm.com / tmlakar@mprm.com
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